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                                                                       EXHIBIT 5


                   [LETTERHEAD OF SCIENTIFIC-ATLANTIC, INC.]

     August 20, 2001



     Scientific-Atlanta, Inc.
     5030 Sugarloaf Parkway
     Lawrenceville, Georgia 30044

     Re: Registration Statement on Form S-8 for the Long-Term Incentive Plan of Scientific-Atlanta, Inc.

     Ladies and Gentlemen:

     As General Counsel of Scientific-Atlanta, Inc., a Georgia corporation (the "Company"), I am furnishing this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") registering 6,000,000 shares of the Company's common stock, par value $0.50 per share, together with associated preferred stock purchase rights (the "Common Stock"), for issuance under the Long-Term Incentive Plan of the Company (the "Plan").

     I have examined such records and documents and made such examination of law as I have deemed relevant in connection with this opinion. Based on the foregoing, I am of the opinion that the 6,000,000 shares of Common Stock covered by such Registration Statement, when issued in accordance with the terms of the Plan and the Prospectus forming a part of the Registration Statement, will be legally issued, fully-paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

     Respectfully submitted,

     /s/ William E. Eason, Jr.

     William E. Eason, Jr.